HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS IN-LINE RESULTS FOR SECOND-QUARTER 2017

•	2Q Net Sales of $1.65 Billion Increased 12%; GAAP EPS of $0.47 Increased 38%; Adjusted EPS of $0.53 Increased 4%

•	Working Capital Discipline Delivered Strong Cash Flow

•	Company Reaffirms Full-Year 2017 Guidance for Net Sales, Operating Profit, EPS and Cash from Operations

WINSTON-SALEM, N.C. (Aug. 1, 2017) - HanesBrands (NYSE: HBI), a leading global marketer of everyday basic apparel under world-class brands, today announced second-quarter 2017 net sales and earnings growth in line with company guidance.

For the second quarter ended July 1, 2017, net sales of $1.65 billion increased 12 percent, primarily from acquisition contributions. Organic sales trends improved sequentially for the second consecutive quarter, and the company continues to expect organic sales to turn positive and contribute to growth in the second half.

On a GAAP basis, second-quarter operating profit of $229 million increased 3 percent and diluted EPS of $0.47 increased 38 percent. When excluding pretax acquisition-related and integration charges, adjusted operating profit of $255 million and adjusted EPS of $0.53 each increased 4 percent. (See Note on Adjusted Measures and Reconciliation to GAAP Measures below for additional discussion and details.)

Year-to-date net cash from operations was $34 million, a $163 million improvement versus a year ago as a result of working capital improvement initiatives that are expected to drive record cash flow for the year.

“We continued our strong start to 2017 in the second quarter, consistent with our guidance,” said Hanes Chief Executive Officer Gerald W. Evans Jr. “Organic sales trends continued to improve sequentially, acquisitions are contributing value as expected, and our cash-flow efforts, including disciplined inventory management, are generating strong results.

“Our team is doing a great job executing our Sell More, Spend Less, Generate Cash strategies and laying the foundation for taking our performance to the next level in the years to come through our Project Booster initiative. We are planning for the future while executing in the present.”

HanesBrands Reports In-Line Results for Second-Quarter 2017 - Page 2

Key Callouts for Second-Quarter 2017 Results

Acquisitions Deliver Growth. Acquisitions completed in 2016, primarily Champion Europe and Hanes Australasia, contributed approximately $220 million in net sales in the second quarter. Organic sales decreased 3 percent, primarily as a result of the expected lower sales in Innerwear and domestic manage-for-cash businesses as well as an unexpected timing shift of sports apparel sales to the third quarter. However, organic sales trends continued to improve from previous sequential quarters in which organic sales decreased 4 percent in the first quarter of 2017 and 5 percent in the fourth quarter of 2016. Positive organic growth is expected in the third and fourth quarters of 2017.

Continued Growth for Online Sales and Global Champion Activewear. Second-quarter sales in the online channel globally increased approximately 25 percent and represented approximately 9 percent of total sales. Global Champion sales increased 7 percent in the second quarter on a pro forma basis.

Project Booster Progress. Hanes continues to execute its multiyear Project Booster program to generate investment for sales growth, reduce costs and increase cash flow. As expected, the company incurred Project Booster-related expense in the second quarter of approximately $8 million, including funding an employee separation program. For the full year, Project Booster is expected to be cost-neutral with cost savings realized in the second half. By the end of 2019, Project Booster is expected to generate approximately $150 million in annualized cost savings, with annualized reinvestment of approximately $50 million of the savings for targeted growth opportunities.

Business Segment Highlights

Sequential Improvement for Innerwear Sales Trends. Year-over-year segment sales decreased less than 3 percent in the second quarter, compared with lower sales of 6 percent in the first quarter 2017 and 8 percent in the fourth quarter 2016. There was sequential improvement for both the basics and intimates businesses. Operating profit declined 8 percent as a result of lower sales and Project Booster expenses.

Activewear Results Mixed. Activewear sales increased 1 percent. Acquisition benefits and sales growth for Hanes retail and the online channel were partially offset by the later-than-expected licensed sports apparel shipments and the effect of retailer bankruptcies. Operating profit decreased 10 percent, primarily as a result of the impact of retailer bankruptcies and Project Booster expense.

International Segment Growth. Second-quarter segment sales increased 76 percent as a result of acquisitions and strong results in Asia, while operating profit increased 152 percent, benefiting from European acquisition synergies.

2017 Financial Guidance

Hanes has reaffirmed its full-year guidance for 2017 and issued third-quarter guidance for select performance measures.

For 2017, the company expects net sales of $6.45 billion to $6.55 billion, GAAP operating profit of $845 million to $895 million, adjusted operating profit excluding actions of $935 million to $975 million, GAAP EPS for continuing operations of $1.70 to $1.82, adjusted EPS for continuing operations excluding actions of $1.93 to $2.03, and record net cash from operations of $625 million to $725 million.

HanesBrands Reports In-Line Results for Second-Quarter 2017 - Page 3

Compared with 2016 results, the midpoint of 2017 guidance represents net sales growth of 8 percent, GAAP operating profit growth of 12 percent, adjusted operating profit growth of 5 percent, GAAP EPS growth from continuing operations of 26 percent, adjusted EPS growth from continuing operations of 7 percent, and operating cash flow growth of 11 percent.

Third-Quarter Guidance. The company expects total net sales of approximately $1.80 billion in the third quarter, an increase of approximately 2.5 percent compared with the third quarter 2016. More back-to-school shipments are expected to fall in the third quarter than a year ago as retailers time orders closer to sales events.

Third-quarter GAAP EPS is expected to be $0.54 to $0.57, and adjusted EPS is expected to be $0.59 to $0.61. The company expects approximately 368 million weighted average diluted shares outstanding.

Additional Full-Year Guidance. Incremental sales from acquisitions for the year are expected to be approximately $440 million. Full-year organic sales growth is expected to range from flat to up 2 percent, and full-year Innerwear segment sales are expected to be comparable to 2016. In the second half, the company expects organic growth in each of the Innerwear, Activewear and International segments.

Project Booster initiatives are expected to be cost neutral for 2017, with cost savings in the second half split between the third and fourth quarters.

The company expects approximately $15 million in synergy cost benefits in 2017.

In conjunction with continued acquisition integrations in 2017, the company continues to expect to incur an estimated $80 million to $90 million of pretax charges for actions related primarily to Hanes Europe Innerwear, Knights Apparel, Hanes Australasia, Champion Europe, and integration-related supply chain rebalancing.

Guidance for operating cash flow growth in 2017 includes the expected benefits from net income growth and lower pretax cash charges related to acquisitions.

The company continues to expect capital expenditures of approximately $90 million to $100 million in 2017. The company is not required to make a pension contribution in 2017 and does not anticipate making a voluntary contribution, compared with a $40 million voluntary contribution in 2016.

Hanes continues to expect interest expense and other expenses to be approximately $175 million combined. The 2017 full-year tax rate is expected to be comparable to 2016, assuming no changes to U.S. tax law and policy. The company made share repurchases of approximately $300 million in the first quarter and expects approximately 370 million weighted average diluted shares outstanding for the full year.

Hanes has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/faq.

HanesBrands Reports In-Line Results for Second-Quarter 2017 - Page 4

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement our financial guidance prepared in accordance with generally accepted accounting principles, we provide quarterly and full-year results and guidance concerning certain non‐GAAP financial measures, including adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin) and EBITDA.

Adjusted EPS is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted net income is defined as net income from continuing operations excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Actions during the periods presented include adjustments for acquisition-related and integration costs. These costs include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, facility closures, inventory write-offs, information technology integration costs, and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as the company continues to integrate prior acquisitions and pursues any future acquisitions.

Hanes has chosen to present non‐GAAP measures excluding the effects of these actions to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisition‐related and integration expenses and other actions. Hanes believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the company’s ongoing business during each period presented without giving effect to costs associated with the execution and integration of any of the aforementioned actions taken.

In addition to these non-GAAP measures, the company has chosen to present EBITDA to investors because it considers that measure to be an important supplemental means of evaluating operating performance. Hanes believes that EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA should not, however, be considered as a measure of discretionary cash available to invest in the growth of the business.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

In the first and second quarters of 2017, Hanes incurred approximately $38 million and $26 million, respectively, in pretax charges related to acquisitions and integrations (primarily Hanes Europe Innerwear, Hanes Australasia, Knights Apparel, and Champion Europe).

HanesBrands Reports In-Line Results for Second-Quarter 2017 - Page 5

In the first and second quarters of 2016, Hanes incurred approximately $25 million and $72 million, respectively, in pretax charges related to acquisition-related financing and integrations (Hanes Europe Innerwear, Knights Apparel, and Champion Japan in each quarter and Champion Europe and Hanes Australasia in the second quarter).

Hanes expects to incur approximately $80 million to $90 million in pretax charges in 2017 related to acquisition integrations of Hanes Europe Innerwear, Hanes Australasia, Knights Apparel, and Champion Europe, along with an effective tax rate comparable to 2016, assuming no changes to U.S. tax law and policy. In the third quarter of 2017, Hanes expects approximately $16 million to $18 million in pretax charges related to acquisition integrations.

Webcast Conference Call

Hanes will host an internet webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The broadcast, which will consist of prepared remarks followed by a question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 5:30 p.m.

An archived replay of the conference call webcast will be available at www.Hanes.com/investors. A telephone playback will be available from approximately 7:30 p.m. EDT today through midnight EDT Aug. 8, 2017. The replay will be available by calling toll-free (855) 859-2056, or by toll call at (404) 537-3406. The replay pass code is 51190624.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements following the heading “2017 Financial Guidance,” as well as statements about the benefits anticipated from Project Booster, the acquisitions of Hanes Europe Innerwear, Hanes Australasia, Knights Apparel and Champion Europe, and assumptions regarding the timing of back-to-school shipments, organic sales growth, and U.S. tax law and policy are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; any inadequacy, interruption, integration failure or security failure with respect to our information technology; significant fluctuations in foreign exchange rates; the rapidly changing retail environment; our complex multinational tax structure; our ability to properly manage strategic projects; our ability to attract and retain a senior management team with the core competencies needed to support our growth in global markets; risks related to our international operations, including the impact to our business as a result of the United Kingdom’s recent referendum to leave the European Union; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to access sufficient capital at reasonable rates or commercially reasonable terms or to maintain sufficient liquidity in the amounts and at the times needed; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands Reports In-Line Results for Second-Quarter 2017 - Page 6

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific under some of the world’s strongest apparel brands, including Hanes, Champion, Maidenform, DIM, Bali, Playtex, Bonds, JMS/Just My Size, Nur Die/Nur Der, L’eggs, Lovable, Wonderbra, Berlei, and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 68,000 employees in more than 40 countries and is ranked No. 448 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. The company is the only apparel producer to ever be honored by the Great Place to Work Institute for its workplace practices in Central America and the Caribbean, and is ranked No. 167 on the Forbes magazine list of America’s Best Employers. For eight consecutive years, Hanes has won the U.S. Environmental Protection Agency Energy Star sustained excellence/partner of the year award - the only apparel company to earn sustained excellence honors. The company ranks No. 172 on Newsweek magazine’s green list of 500 largest U.S. companies for environmental achievement. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found at www.Hanes.com/corporate. Connect with HanesBrands via social media on Facebook (www.facebook.com/hanesbrandsinc) and Twitter (@HanesBrands).

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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Six Months Ended
	July 1, 2017	July 2, 2016	% Change	July 1, 2017	July 2, 2016	% Change
Net sales	$1,646,610	$1,472,731	11.8%	$3,026,965	$2,691,871	12.4%
Cost of sales	1,000,708	915,440		1,841,532	1,677,324
Gross profit	645,902	557,291	15.9%	1,185,433	1,014,547	16.8%
As a % of net sales	39.2%	37.8%		39.2%	37.7%
Selling, general and administrative expenses	417,225	336,081		835,488	670,932
As a % of net sales	25.3%	22.8%		27.6%	24.9%
Operating profit	228,677	221,210	3.4%	349,945	343,615	1.8%
As a % of net sales	13.9%	15.0%		11.6%	12.8%
Other expenses	1,394	48,325		2,778	48,974
Interest expense, net	44,130	36,540		86,267	68,106
Income from continuing operations before income tax expense	183,153	136,345		260,900	226,535
Income tax expense	10,989	8,202		15,654	18,123
Income from continuing operations	172,164	128,143	34.4%	245,246	208,412	17.7%
Loss from discontinued operations, net of tax	368	—		(2,097)	—
Net income	$172,532	$128,143	34.6%	$243,149	$208,412	16.7%

Earnings per share - basic:
Continuing operations	$0.47	$0.34		$0.66	$0.54
Discontinued operations	—	—		(0.01)	—
Net income	$0.47	$0.34	38.2%	$0.66	$0.54	22.2%

Earnings per share - diluted:
Continuing operations	$0.47	$0.34		$0.66	$0.54
Discontinued operations	—	—		(0.01)	—
Net income	$0.47	$0.34	38.2%	$0.65	$0.54	20.4%

Weighted average shares outstanding:
Basic	365,911	379,233		370,075	383,448
Diluted	367,992	382,511		372,147	386,756

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)

	Quarter Ended			Six Months Ended
	July 1, 2017	July 2, 2016	% Change	July 1, 2017	July 2, 2016	% Change
Segment net sales[1]:
Innerwear	$719,006	$737,690	(2.5)%	$1,224,196	$1,274,711	(4.0)%
Activewear	379,756	374,511	1.4%	707,099	691,054	2.3%
International	475,242	269,662	76.2%	952,640	548,749	73.6%
Other	72,606	90,868	(20.1)%	143,030	177,357	(19.4)%
Total net sales	$1,646,610	$1,472,731	11.8%	$3,026,965	$2,691,871	12.4%

Segment operating profit[1]:
Innerwear	$164,279	$178,023	(7.7)%	$266,980	$287,758	(7.2)%
Activewear	49,630	55,009	(9.8)%	83,038	87,114	(4.7)%
International	58,307	23,153	151.8%	108,802	47,872	127.3%
Other	5,643	12,530	(55.0)%	6,088	18,209	(66.6)%
General corporate expenses/other	(23,120)	(23,110)	—%	(50,534)	(48,274)	4.7%
Acquisition-related and integration charges	(26,062)	(24,395)	6.8%	(64,429)	(49,064)	31.3%
Total operating profit	$228,677	$221,210	3.4%	$349,945	$343,615	1.8%

EBITDA[2]:
Net income from continuing operations	$172,164	$128,143	34.4%	$245,246	$208,412	17.7%
Interest expense, net	44,130	36,540	20.8%	86,267	68,106	26.7%
Income tax expense	10,989	8,202	34.0%	15,654	18,123	(13.6)%
Depreciation and amortization	29,330	24,007	22.2%	58,095	46,827	24.1%
Total EBITDA	$256,613	$196,892	30.3%	$405,262	$341,468	18.7%

¹
In the first quarter of 2017, the Company realigned its reporting segments to reflect the new model under which the business will be managed and results will be reviewed by the chief executive officer, who is the Company’s chief operating decision maker. The former Direct to Consumer segment, which consisted of the Company’s U.S. value-based (“outlet”) stores, legacy catalog business and U.S. retail Internet operations, was eliminated. The Company’s U.S. retail Internet operations, which sells products directly to consumers, is now reported in the respective Innerwear and Activewear segments. The Other category consists of the Company’s U.S. value-based (“outlet”) stores, U.S. hosiery business (previously reported in the Innerwear segment) and legacy catalog operations. Prior year segment sales and operating profit results have been revised to conform to the current year presentation.

2	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	July 1, 2017	December 31, 2016
Assets
Cash and cash equivalents	$449,415	$460,245
Trade accounts receivable, net	935,548	836,924
Inventories	2,000,436	1,840,565
Other current assets	192,603	137,535
Current assets of discontinued operations	—	45,897
Total current assets	3,578,002	3,321,166

Property, net	619,883	692,464
Trademarks and other identifiable intangibles, net	1,346,369	1,285,458
Goodwill	1,132,981	1,098,540
Deferred tax assets	480,001	464,872
Other noncurrent assets	79,735	67,980
Total assets	$7,236,971	$6,930,480

Liabilities
Accounts payable and accrued liabilities	$1,350,103	$1,381,442
Notes payable	72,157	56,396
Accounts Receivable Securitization Facility	203,609	44,521
Current portion of long-term debt	152,719	133,843
Current liabilities of discontinued operations	—	9,466
Total current liabilities	1,778,588	1,625,668

Long-term debt	3,797,245	3,507,685
Pension and postretirement benefits	377,715	371,612
Other noncurrent liabilities	205,097	201,601
Total liabilities	6,158,645	5,706,566

Equity	1,078,326	1,223,914
Total liabilities and equity	$7,236,971	$6,930,480

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	July 1, 2017	July 2, 2016
Operating Activities:
Net income	$243,149	$208,412
Depreciation and amortization	58,095	46,827
Loss on disposition of businesses	1,100	—
Other noncash items	16,827	54,288
Changes in assets and liabilities, net	(284,921)	(438,605)
Net cash from operating activities	34,250	(129,078)

Investing Activities:
Purchases/sales of property and equipment, net, and other	(26,460)	(27,037)
Acquisition of businesses, net of cash acquired	(524)	(193,396)
Disposition of businesses	40,285	—
Net cash from investing activities	13,301	(220,433)

Financing Activities:
Cash dividends paid	(110,529)	(84,234)
Share repurchases	(299,919)	(379,901)
Net borrowings on notes payable, debt and other	355,237	1,154,816
Net cash from financing activities	(55,211)	690,681
Effect of changes in foreign currency exchange rates on cash	(3,170)	658
Change in cash and cash equivalents	(10,830)	341,828
Cash and cash equivalents at beginning of year	460,245	319,169
Cash and cash equivalents at end of period	$449,415	$660,997

TABLE 5
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Gross profit, as reported under GAAP	$645,902	$557,291	$1,185,433	$1,014,547
Acquisition-related and integration charges	4,284	9,300	19,759	14,169
Gross profit, as adjusted	$650,186	$566,591	$1,205,192	$1,028,716
As a % of net sales	39.5%	38.5%	39.8%	38.2%

Selling, general and administrative expenses, as reported under GAAP	$417,225	$336,081	$835,488	$670,932
Acquisition-related and integration charges	(21,778)	(15,095)	(44,670)	(34,895)
Selling, general and administrative expenses, as adjusted	$395,447	$320,986	$790,818	$636,037
As a % of net sales	24.0%	21.8%	26.1%	23.6%

Operating profit, as reported under GAAP	$228,677	$221,210	$349,945	$343,615
Acquisition-related and integration charges included in gross profit	4,284	9,300	19,759	14,169
Acquisition-related and integration charges included in SG&A	21,778	15,095	44,670	34,895
Operating profit, as adjusted	$254,739	$245,605	$414,374	$392,679
As a % of net sales	15.5%	16.7%	13.7%	14.6%

Net income from continuing operations, as reported under GAAP	$172,164	$128,143	$245,246	$208,412
Acquisition-related and integration charges included in gross profit	4,284	9,300	19,759	14,169
Acquisition-related and integration charges included in SG&A	21,778	15,095	44,670	34,895
Debt refinance charges included in other expenses	—	47,291	—	47,291
Tax effect on actions	(1,564)	(4,996)	(3,866)	(7,709)
Net income from continuing operations, as adjusted	$196,662	$194,833	$305,809	$297,058

Diluted earnings per share from continuing operations, as reported under GAAP	$0.47	$0.34	$0.66	$0.54
Acquisition-related and integration charges	0.07	0.17	0.16	0.23
Diluted earnings per share from continuing operations, as adjusted	$0.53	$0.51	$0.82	$0.77